UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 15, 2006

TULLY’S COFFEE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	0-26829	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 15, 2006, Tully’s Coffee Corporation (“Tully’s”) announced that Mr. John Dresel, Tully’s President and Chief Operating Officer, will be leaving the company. Concurrently, Tully’s announced that Mr. John Buller, a member of its board of directors, has been appointed President and Chief Executive Officer for Tully’s.

Mr. Buller’s appointment as President and CEO is effective August 21, 2006. Mr. Buller was first appointed to serve on Tully’s board of directors on March 7, 2005 and was reelected by the shareholders on March 8, 2006. Mr. Buller will continue to serve on the Tully’s board of directors. Prior to joining Tully’s, Mr. Buller served from May 2000 as the executive director of the University of Washington Alumni Association (UWAA) and Advancement Communications and as the associate vice president of alumni relations at the University of Washington in Seattle, Washington. Prior to his positions with the University of Washington, Mr. Buller was self-employed as a business consultant from 1996 to 2000, and served from 1986 to 1996 as senior vice president of sales promotion, marketing and public relations at The Bon Marche, a regional department store chain headquartered in Seattle, Washington (a subsidiary of Federated Department Stores), including serving for seven years was the head of the national marketing team for the Federated department store group.

Mr. Buller and the board of directors have agreed that his initial base salary will be paid at the rate of $200,000 per year. Mr. Buller and the board compensation committee are in discussion regarding the terms of Mr. Buller’s employment. Tully’s expects to enter into an employment agreement with Mr. Buller.

Tully’s and Mr. Dresel are in discussion regarding the terms of Mr. Dresel’s separation from the company, and Tully’s expects to enter into a separation agreement with Mr. Dresel.

The August 15, 2006 press release is attached as an exhibit to this Current Report.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	Press Release issued by Tully’s Coffee Corporation on August 15, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: August 18, 2006	By:	/s/ Kristopher S. Galvin
Kristopher S. Galvin Executive Vice-President and Chief Financial Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release issued by Tully’s Coffee Corporation on August 15, 2006